EXHIBIT 5.1

LAW OFFICES OF CRAIG V. BUTLER

300 Spectrum Center Drive, Suite 300

Irvine, California 92618

Telephone No. (949) 484-5667 • Facsimile No. (949) 209-2545

www.craigbutlerlaw.com

cbutler@craigbutlerlaw.com

May 6, 2022

SOBR Safe, Inc.

6400 S. Fiddlers Green Circle, Suite 525

Greenwood Village, Colorado 80111

Re:	SOBR Safe, Inc. Registration Statement on Form S-1

Dear Ladies and Gentlemen:

I have acted as counsel to SOBR Safe, Inc., a Delaware corporation (the “Company”), in connection the Company's Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of up to $12,000,000 of securities of the Company (and up to $13,800,000 including over-allotment option), consisting of (i) Units (the “Units”) that consist of shares (the “Unit Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), and warrants to purchase shares of Common Stock (the “Unit Warrants”), (ii) the shares of Common Stock issuable from time to time upon exercise of the Unit Warrants (the “Unit Warrant Shares”), (iii) representative’s warrants to purchase shares of Common Stock (the “Representative’s Warrants”) and (iv) the shares of Common Stock issuable from time to time upon exercise of the Representative’s Warrants (the “Representative Warrant Shares”), including Shares for which the Underwriters (as defined below) have been granted an over-allotment option.

The Units, Unit Shares, the Unit Warrants, the Unit Warrant Shares, the Representative’s Warrants and the Representative Warrant Shares are collectively referred to as the “Securities.” The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Aegis Capital Corp., (the “Underwriter”), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

This opinion also relates to the proposed offering and sale of 556,975 shares of Company’s Common Stock (after giving effect to the 1-for-3 reverse stock split that went effective April 28, 2022) (the “Selling Securityholders Shares”) held by the Selling Securityholders as set forth in the Registration Statement.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

I have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is a part of the Registration Statement and the exhibits filed therewith.

LAW OFFICES OF CRAIG V. BUTLER

SOBR Safe, Inc.

May 6, 2022

In connection with this opinion, I have also reviewed originals or copies (certified or otherwise identified to my satisfaction) of the Company’s Certificate of Incorporation, the Company’s Bylaws, minutes of meetings and resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement, and such other records, documents, statutes and decisions, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant in rendering this opinion.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

I am counsel admitted to practice in the in the State of California.

The opinions expressed below are limited to the laws of the State of Delaware (including the applicable provisions of the Delaware Constitution applicable judicial and regulatory decisions interpreting these laws and applicable rules and regulations underlying these laws) and the federal laws of the United States.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that:

I. the Securities have been duly authorized for issuance by all corporation action by the Company;

II. the shares of Common Stock that are part of the Units, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable;

III. provided that the Unit Warrants and the Representative’s Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers or placement agent, such Unit Warrants and Representative Warrants, when issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company;

IV. the shares of Common Stock issuable pursuant to each of the Unit Warrants and the Representative’s Warrants, upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Unit Warrants or Representative’s Warrants, as applicable, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable; and

V. the Selling Securityholders Shares have been duly authorized and were legally issued, fully paid and non-assessable.

LAW OFFICES OF CRAIG V. BUTLER

SOBR Safe, Inc.

May 6, 2022

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K. I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the captions “Interest of Named Experts and Counsel” and “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, I do not thereby admit that this firm within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Sincerely,

Law Offices of Craig V. Butler

/s/ Craig V. Butler, Esq.

Craig V. Butler, Esq.